Exhibit 10.1

PREMIER HEALTHCARE SOLUTIONS, INC. DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2015)

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3.03	Employer Contributions	9
ARTICLE IV	Accounting
4.01	Crediting Deferred Compensation	10
4.02	Earnings	10
4.03	Distributions	11
ARTICLE V	Benefits
5.01	Separation from Service	11
5.02	Payment Date	11
5.03	Vesting	11
5.04	Form of Payment	11
5.05	Unforeseeable Emergency	12
5.06	Election of Form and Time of Payment	12
5.07	Withholding; Payroll Taxes	12
5.08	Specified Employee Delay	12
5.09	Change in Control	12
ARTICLE VI	Administration
6.01	Administrator	13
6.02	Agents	13
6.03	Binding Effect	13
6.04	Claims Procedure	13
ARTICLE VII	Amendment and Termination of the Plan	13
7.01	Amendment	18
7.02	Termination	18
ARTICLE VIII	Miscellaneous
8.01	ERISA Exemption	18
8.02	Unsecured Creditor	18
8.03	Participant Obligation	19
8.04	Non-Assignability	19
8.05	Not a Contract of Employment	19
8.06	Cooperation	19
8.07	Terms	19
8.08	Construction	19
8.09	Governing Law	20
8.10	Validity	20
8.11	Notice	20
8.12	Successors	20
8.13	409A Compliance	20

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PREMIER HEALTHCARE SOLUTIONS, INC. DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
(Effective January 1, 2015)
Premier, Inc., a Delaware corporation, established the Premier, Inc. Deferred Compensation Plan under which selected executives are eligible to receive the benefit that they would have been entitled to receive under the Premier, Inc. Retirement Savings Plan and the Premier, Inc. Employees’ Pension Plan, but for the limitations placed on contributions to such plans by Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or the eligibility requirements of such plans.
As a result of a corporate reorganization, Premier, Inc. is now known as Premier Healthcare Solutions, Inc. (the “Company”) and the Premier, Inc. Deferred Compensation Plan is hereby renamed the Premier Healthcare Solutions, Inc. Deferred Compensation Plan (the “Plan”). The Company has also renamed the Premier, Inc. Retirement Savings Plan as the Premier Healthcare Solutions, Inc. Retirement Savings Plan (the “401(k) Plan”) and the Premier, Inc. Employees’ Pension Plan as the Premier Healthcare Solutions, Inc. Employees’ Pension Plan (the “Pension Plan”). In addition, the Company is freezing employer contributions to the Pension Plan effective as of December 31, 2014. As a result, no additional employer contributions or benefit accruals under the Pension Plan will be made for Plan Years beginning on and after January 1, 2015. It is anticipated that the Pension Plan will be merged with and into the 401(k) Plan in 2015.
The Plan is hereby amended and restated in its entirety, effective January 1, 2015 (the “Effective Date”), except as otherwise provided herein, to incorporate the change in corporate structure and the freeze of contributions under the Pension Plan, to require that the Compensation Committee of Premier, Inc. approve any amendments to the Plan, to update the definition of compensation to exclude short-term disability benefits paid by a third party, to change the definition of spouse to recognize same-sex marriages and to delete obsolete provisions.
ARTICLE I
Definitions
When used in the Plan, the terms defined below shall be construed in accordance with the definitions herein set forth unless the context clearly requires otherwise:
1.01    Annual Addition means amounts in excess of the limitations on amounts that may be contributed to the 401(k) Plan by Section 415 of the Code.
1.02    Beneficiary means the persons or entities designated by the Participant in writing to the Employer to receive the balance of the Participant’s Deferral Account upon the death of the Participant; provided that, if the Participant has no valid beneficiary designation in effect at the time of his or her death or if the designated beneficiary has predeceased the Participant, the Participant’s benefits shall be paid to the surviving persons in the following priority: (a) to the Spouse, (b) to the Participant’s children, equally and their descendants, per stirpes, (c) to the Participant’s parents,

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equally, (d) to the Participant’s siblings, equally, and their descendants, per stirpes, or (e) to the estate of the Participant.
1.03    Company means Premier Healthcare Solutions, Inc. and any corporation with which the Company shall be merged or consolidated, or any corporation resulting in any manner from a reorganization of the Company, or any individual, firm or corporation which shall assume the obligations of the Company with respect to the Plan.
1.04    Compensation means the total compensation payable to a Participant by an Employer during the Plan Year including regular or base salary, overtime pay, commissions, the amount deferred under the 401(k) Plan, any amounts contributed to a cafeteria plan under Code Section 125 and bonuses, including tax gross-ups attributable thereto (unless such bonuses are excluded below). Compensation excludes (a) the Participant’s share of any Employer contributions made to the 401(k) Plan, the Plan or to any other employee benefit or insurance program on behalf of the Participant, (b) severance pay, (c) moving expenses, (d) non-cash imputed income (including but not limited to the cost of Employer-provided group term life insurance and payments made by an Employer to satisfy any indebtedness owed by a Participant), (e) any contributions made to or amounts distributed from the Core Long-Term Incentive Program or Plan, (f) any distributions from the Plan, (g) any amounts paid after the Participant’s Separation from Service, even if attributable to services performed during employment, (h) short-term disability benefits paid by a third party and (i) all equity and equity-based compensation including, but not limited to, income attributable to the grant, exercise, or lapse of restrictions with respect to any security, stock option, warrant, restricted security or similar contract right and any other compensation measured by or related to the value of the common stock of Premier, Inc., the Company or a Related Entity. With respect to any items of compensation not specifically described herein, the Compensation Committee shall have the discretion, prior to the start of a Plan Year, to determine whether and for what purposes such item of compensation shall be treated as Compensation under the Plan for such Plan Year. If the Compensation Committee does not make a determination with respect to an item of compensation not specifically described herein, such compensation shall be excluded from Compensation under the Plan.
1.05    Compensation Committee means the Compensation Committee of the Board of Directors of Premier, Inc.
1.06    Compensation Limitation means the limitation under Section 401(a)(17) of the Code on the maximum amount of Compensation of a Participant which may be considered in determining the amount which may be contributed under the 401(k) Plan.
1.07    Deferral Account means the bookkeeping account established by an Employer for a Participant to which shall be credited an amount equal to the amount deferred and/or contributed each Plan Year pursuant to Article III and earnings and/or losses credited and/or debited pursuant to Section 4.02 and debited by the amount distributed in accordance with Article V.
1.08    Deferral Agreement means the Participant’s written direction to have all or any portion of his or her Compensation deferred under the Plan.

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1.09    Disability means the disability of the Participant within the same meaning of disability as set forth in the Qualified Plans.
1.10    Elective Contributions Account means the bookkeeping account under the 401(k) Plan to which are credited a Participant’s elective contributions, including designated Roth contributions, under a qualified cash or deferred arrangement, as defined in Treas. Reg. § 1.401(k)-1(a)(4)(i).
1.11    Eligible Compensation means the Compensation from which a 401(k) Contribution could be made under the 401(k) Plan, without regard to the Compensation Limitation.
1.12    Employer means a Participating Employer and its Related Entities.
1.13    ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute hereafter adopted.
1.14    E-Team Member means a member of the Employer’s executive team.
1.15    Excess Contribution means the amount during any Plan Year which if contributed to the 401(k) Plan would:
(a)    constitute an Annual Addition;
(b)    be made with respect to Compensation in excess of the Compensation Limitation for the Plan Year; or
(c)    relate to an item of Compensation that is not treated as compensation under the terms of the 401(k) Plan.
1.16    401(k) Contribution means the amount that the Participant elects to defer as a pre-tax contribution under Section 401(k) of the Code to the 401(k) Plan.
1.17    401(k) Plan means the Premier Healthcare Solutions, Inc. Retirement Savings Plan.
1.18    Participant means any individual who is selected for participation hereunder and agrees to be bound by the Plan’s terms and provisions in accordance with Article II.
1.19    Participating Employer means the Company, Premier Supply Chain Improvement, Inc. and any Related Entity of either the Company or Premier Supply Chain Improvement, Inc. In addition, the Compensation Committee may allow any other corporation, partnership or other trade or business to be a Participating Employer.
1.20    Pension Plan means the Premier Healthcare Solutions, Inc. Employees’ Pension Plan.
1.21    Pension Contributions means the contributions made to the Plan on behalf of Participants for Plan Years beginning prior to January 1, 2015, which were equal to the difference

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between (a) the allocation of the pension contribution the Participant would have received under the Pension Plan for such Plan Year beginning prior to January 1, 2015 but for its characterization as an Excess Contribution for the applicable calendar year and (b) the Participant’s actual allocation of pension contributions under the Pension Plan for such calendar year.
1.22    Performance-Based Compensation means Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation is Performance-Based Compensation shall be made in accordance with the Regulations, including the following:
(a)    Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. However, Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, disability (as defined below), or a change in control event (as defined in Section 1.409A-3(i)(5)(i) of the Regulations), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation. For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
(b)    Performance-Based Compensation may include payments based upon subjective performance criteria provided that:
(i)    The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and
(ii)    The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Section 267(c)(4) of the Code applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
1.23    Plan Year means the calendar year.

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1.24    Qualified Plans means the 401(k) Plan and the Pension Plan.
1.25    Regulations means the regulations, as amended from time to time, which are issued under Section 409A of the Code.
1.26    Related Entity(ies) means any corporation, partnership or other trade or business on or after the date such entity is, along with a Participating Employer, a member of a controlled group of corporations as defined in Section 414(b) of the Code or a member of a group of trades or businesses under common control as defined in Section 414(c) of the Code.
1.27    Retirement means the date the Participant has a Separation from Service on or after the earlier of (a) the date he attains age 55 and has five years of participation in one of the Qualified Plans or (b) the date he attains age 65.
1.28    Retirement Committee means the Premier Healthcare Solutions, Inc. Retirement Committee.
1.29    Separation from Service means the Participant’s termination of employment with the applicable Employer, subject to the following and other provisions of the Regulations:
(a)    The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be deemed to terminate on the first date immediately following a 29-month leave of absence, if the leave is due to disability as described in the following sentence and on the first date immediately following a six-month leave of absence, if the leave is due to any other reason. For purposes of this Section, disability means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.
(b)    In determining whether a Separation from Service has occurred, the following presumptions, which may be rebutted as provided in the Regulations, shall apply:
(i)    A Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Participant during the immediately preceding 36-month period;
(ii)    A Participant shall be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent

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or more of the average level of services performed by the Participant during the immediately preceding 36-month period; and
(iii)    If a Participant has not performed services for the Employer for 36 months, the full period that the Participant has performed services for the Employer shall be substituted for 36 months.
(c)    For purposes of this Section, the term Employer has the meaning set forth in Section 1.13, provided that the determination of whether an entity is under common control shall be determined based upon whether the Participating Employer has a direct or indirect interest in at least 50 percent (rather than 80 percent) of the entity.
1.30    Spouse means the person who is treated as the spouse of the Participant for federal tax purposes, provided that such marriage is evidenced by either a valid marriage certificate or other proof acceptable to the Retirement Committee. The term Spouse shall include individuals in a same-sex marriage, provided such marriage is validly entered into in a state whose laws authorize the marriage of two individuals of the same sex, even if such individuals are domiciled in a state that does not recognize the validity of same-sex marriages.
1.31    Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, Beneficiary or dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and as further defined in Article V of the Plan and the Regulations.
1.32    Year of Service has the same meaning as set forth in the 401(k) Plan.
ARTICLE II
Eligibility for Participation
2.01    Participation. Any Participant in the Plan as of December 31, 2014 shall continue to be a Participant in the Plan on and after January 1, 2015, as provided in the Plan. The Compensation Committee in its complete and absolute discretion may designate an executive who meets the following criteria to participate in the Plan:
(a)    had Compensation exceeding the adjusted Compensation Limitation in at least one of the three or fewer Plan Years immediately preceding the current Plan Year, and who has completed at least one Year of Service; or
(b)    for purposes of Section 3.01 only, had been hired at a base salary that exceeded the adjusted Compensation Limitation for the Plan Year in which he or she became employed.

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2.02    Participation Date and Notice. Each executive who is selected for participation in the Plan in accordance with Section 2.01 shall become a Participant as of the date determined by the Compensation Committee, otherwise known as the Participant’s Participation Date. Within thirty (30) days of his or her Participation Date, the Participant shall file an enrollment agreement with the Retirement Committee (or its designee) agreeing to abide by the terms and provisions of the Plan and to cooperate in providing information and take such other action necessary to the proper administration of the Plan as determined by the Retirement Committee.
ARTICLE III
Election to Defer and Employer Contributions
3.01    Election to Defer. Each Participant shall have the right to elect to defer receipt of certain amounts as described below.
(a)    Subject to Section 3.01(c), each Participant who is not an E-Team Member shall have the right to elect to defer receipt of any portion, up to 20%, of his or her Compensation, and each Participant who is an E-Team Member shall have the right to elect to defer receipt of any portion, up to 30%, of his or her Compensation.
(b)    Bonus Deferrals.
(i)    Subject to Section 3.01(c), in any Plan Year, each Participant who is not an E-Team Member may make a separate election to defer up to 20%, and each Participant who is an E-Team Member may make a separate election to defer up to 30%, of their Compensation attributable to bonuses, including Annual Incentive Plan bonuses or bonuses under any long-term incentive plan (notwithstanding the fact that payments under any long-term incentive plan are otherwise excluded from the definition of Compensation).
(ii)    Subject to Section 3.01(c) and notwithstanding the maximum deferral percentage in effect under Section 3.01(a) and in order to grandfather benefits previously provided to such Participants, Participants who were formerly participants in the American Healthcare Systems Deferred Compensation Plan have the right to defer up to 100% of (A) bonuses paid under the Annual Incentive Plan and (B) bonuses paid under any long-term incentive plan, notwithstanding the fact that payments under the Core Long-Term Incentive Plan are otherwise excluded from the definition of Compensation.
(c)    All elections shall be made in a writing by a Deferral Agreement and filed with the Retirement Committee (or its designee) within the Election Period provided in Section 3.02.
(d)    All amounts deferred under a Deferral Agreement shall be credited to the Participant’s Deferral Account for the Plan Year for which such election was made pursuant to Section 4.01.

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(e)    Notwithstanding any other provision of this Section 3.01 or the Plan to the contrary, in no event may Compensation or bonuses paid after termination of employment be deferred under the Plan, even if attributable to services performed during employment.
3.02    Election Period. Any election to defer Compensation pursuant to Section 3.01 shall be made in accordance with the following requirements:
(a)    First Year of Eligibility. Upon first becoming a Participant, a Participant must file an election in such form as the Company may require if the Participant wishes to defer Compensation under the Plan for the calendar year in which he or she becomes a Participant. Such election must be filed within thirty (30) days following the Participant’s Participation Date, at which time the election shall become irrevocable. The election under this Section shall apply only to Compensation that is paid for services to be performed in payroll periods that begin after the election becomes irrevocable. For Compensation that is earned based upon a specified performance period (such as an annual bonus), the election shall apply to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.
(b)    Annual Election. Unless a Participant files a new election by the date noted below, the Participant’s most recent election shall be used in determining whether Compensation under the Plan shall be deferred for calendar years beginning after the calendar year in which the Participant first became a Participant. Such election must be made on such form and in accordance with such procedures as the Retirement Committee may prescribe, provided that such election must be made no later than, and shall become irrevocable on, the last day of the Participant’s taxable year immediately preceding the calendar year in which the Participant performs the services for which such Compensation is payable.
(c)    Performance-Based Election. Any Participant may elect to defer the receipt of any portion or all of any Performance-Based Compensation otherwise payable to him or her by a Participating Employer in any calendar year, which portion shall be designated by him or her by filing an election with the Company, in such form as the Company may require. The election must be made with respect to such Performance-Based Compensation on or before the date that is six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this paragraph, and provided further that in no event may an election to defer Performance-Based Compensation be made after such compensation has become readily ascertainable. For purposes of this paragraph, if the Performance-Based Compensation is a specified or calculable amount, the compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the compensation, or any portion of the compensation, is readily ascertainable when the amount is first both calculable and

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substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both calculable and substantially certain to be paid shall be treated as readily ascertainable.
(d)    Termination due to Unforeseeable Emergency or Hardship Distribution. A Participant’s election pursuant to Section 3.02(a), (b) and (c) above shall automatically terminate upon the Participant’s receipt of a distribution from the Plan on account of an Unforeseeable Emergency or the Participant’s receipt of a hardship distribution from the Participant’s Elective Contributions Account under the 401(k) Plan pursuant to Treas. Reg. § 1.401(k)-1(d)(3).
3.03    Employer Contributions. Each Employer may from time to time, in its sole discretion, make contributions to the Plan on behalf of their employees who are Participants, as described below. Employer contributions may be made on behalf of all Participants or, in the sole discretion of the applicable Employer, on behalf of select Participants. Employer contributions are discretionary in amount and timing. Contributions shall be made only on behalf of a Participant who is eligible for such type of contributions for such Plan Year under the 401(k) Plan. Amounts deferred by Participants under the Plan that are attributable to the Core Long-Term Incentive Program or Plan are ineligible for any Employer contributions under the Plan.
(a)    Matching Contributions. An Employer shall make matching contributions with respect to the amount of Compensation a Participant defers under the Plan (pursuant to a Deferral Agreement and Section 3.01) which would, if eligible to be contributed to the 401(k) Plan, be a 401(k) Contribution. The matching contributions for a Participant for a Plan Year shall be equal to the lesser of:
(i)    100% of the deferrals that are contributed pursuant to Section 3.01 during a Plan Year up to the first 3% of Eligible Compensation and 50% of the deferrals that are contributed pursuant to Section 3.01 during a Plan Year up to the next 2% of Eligible Compensation; or
(ii)    The difference between (1) 100% of the first 3% of the Participant’s Eligible Compensation and 50% of the next 2% of Eligible Compensation and (2) 100% of the first 3% of Eligible Compensation up to the Compensation Limitation and 50% of the next 2% of Eligible Compensation up to the Compensation Limitation. Any matching contributions made shall be credited to the Deferral Account of the eligible Participants;
provided, however, that in no event shall the matching contributions under the 401(k) Plan and the Plan exceed 100 percent of the matching contributions that would have been provided under the 401(k) Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Internal Revenue Code.
(b)    Profit Sharing Contributions. An Employer may make Profit Sharing Contributions to the Plan on behalf of Participants equal to the difference between (i) the

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allocation of the profit sharing contribution the Participant would have received under the 401(k) Plan but for its characterization as an Excess Contribution for that calendar year and (ii) the Participant’s actual allocation of profit sharing contributions under the 401(k) Plan for such calendar year.
ARTICLE IV
Accounting
4.01    Crediting Deferred Compensation. Amounts deferred by a Participant under Section 3.01 and any amounts contributed to the Plan by an Employer pursuant to Section 3.03 on behalf of a Participant shall be credited to the Participant’s Deferral Account for each applicable Plan Year as soon as reasonably practicable after the date such deferred amount would otherwise have been paid to the Participant or the Employer contribution amount is reasonably determinable. Each Participant’s Deferral Account shall be further divided into sub-accounts, as follows:
(e)    Participant Sub-Account. The bookkeeping subaccount maintained for each Participant to which shall be credited such Participant’s deferred compensation pursuant to his or her Deferral Agreement, if any, and investment earnings and losses thereon.
(f)    Employer Sub-Account. The bookkeeping subaccount maintained for each Participant to which shall be credited such Participant’s share of Matching Contributions for Plan Years beginning prior to January 1, 2001, Pension Contributions for Plan Years beginning prior to January 1, 2015, and Profit Sharing Contributions pursuant to Section 3.03, if any, and investment earnings and losses thereon.
(g)    Matching Sub-Account. The bookkeeping subaccount maintained for each Participant to which shall be credited such Participant’s share of Matching Contributions made for Plan Years beginning on or after January 1, 2001 pursuant to Section 3.03, if any, and investment earnings and losses thereon.
4.02    Earnings. Upon becoming a Participant, each Participant, or in the absence of action by the Participant, the Retirement Committee, shall specify the hypothetical measures of investment performance from among the choices made available from time to time to Participants by the Retirement Committee. The Participant’s Deferral Account shall be deemed to be invested in the hypothetical investment selected by the Participant, or if none, by the Retirement Committee. Investment preferences selected by the Participant are used only to determine the value of a Participant’s Deferral Account and in no event is the Company required to follow these investment preferences for actual plan investments. A Participant’s investment preference shall be communicated to the Retirement Committee by completion and delivery of an investment preference form in accordance with such procedures as the Retirement Committee may establish from time to time. Once elected, investment preferences shall be valid until revoked by completing a new investment preference form. Participants shall have the opportunity to change their investment preferences with respect to their respective Deferral Accounts in accordance with such procedures as may be established by the Retirement Committee.

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4.03    Distributions. A Participant’s Deferral Account shall be reduced by any distributions that are made from such account pursuant to Article V.
ARTICLE V
Benefits
5.01    Separation from Service. A Participant shall be entitled to an amount equal to the vested balance of his or her Deferral Account in the event of his or her Separation from Service. Payment of the relevant amount shall be made, or shall begin to be made, on January 15 of the Plan Year following the Participant’s Separation from Service. If a Participant elects installment payments, each successive installment payment shall be paid on January 15th of each successive Plan Year until all installment payments have been paid.
5.02    Payment Date. A payment shall be considered to have been made on the payment date specified in Section 5.01 if the payment is made no later than December 31 of the calendar year in which such payment date occurs (or the last day of the Participant’s taxable year in which such payment date occurs, if earlier).
5.03    Vesting.
(a)    A Participant who has a Separation from Service due to Retirement, Disability or death shall as of the date of such termination, be 100% vested in his or her Deferral Account.
(b)    A Participant who has a Separation from Service for any reason, other than Retirement, Disability or death, shall, as of the date of such Separation from Service:
(i)    be 100% vested in that portion of his or her Deferral Account constituting his or her Participant Sub-Account and that portion of his or her Deferral Account constituting his or her Matching Sub-Account; and
(ii)    be vested in that portion of his or her Deferral Account constituting his or her Employer Sub-Account, as determined in accordance with the following schedule, unless the Compensation Committee agrees in writing that a different schedule shall apply to the Participant:
Years of Service            Vested Portion
Less than 1                      0%
1 but less than 2                 15%
2 but less than 3                 30%
3 but less than 4                 50%
4 but less than 5                 75%
5 or more                     100%
5.04    Form of Payment. Payment of amounts under the Plan shall be made either in a lump sum or in substantially equal installments paid over five years, as irrevocably elected by the

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Participant pursuant to Section 5.06. If the Administrator has no timely election on file, the Participant shall be paid in a lump sum. If a Participant elects installments, the amount of each installment shall equal the value of the Participant’s Deferral Account balance as of the end of the calendar year preceding the date of payment divided by the number of installments remaining to be paid. The balance of a Participant’s Deferral Account payable in installments shall continue to be credited with earnings or losses pursuant to Article IV until the entire Account balance has been paid.
5.05    Unforeseeable Emergency. A Participant who incurs an Unforeseeable Emergency may, upon written request to the Administrator, receive a distribution of part or all of his or her vested Deferral Account. Whether a Participant is faced with an Unforeseeable Emergency shall be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals to his or her Deferral Account. The amount which may be paid to the Participant on account of a severe financial hardship shall be limited to the amount reasonably necessary to satisfy the Participant’s financial hardship, as defined in the Regulations.
5.06    Election of Form and Time of Payment. Each Participant shall elect the form of payment for a distribution upon his or her Separation from Service. Such election shall be made within thirty (30) days of the date the Participant initially becomes a Participant in the Plan.
5.07    Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments of benefits are made, the applicable Employer shall withhold from such payments any federal, state or local taxes or other amounts required by law to be withheld.
5.08    Specified Employee Delay. The following provisions shall apply upon a Separation from Service on or after the date that any stock of the Employer becomes publicly traded on an established securities market or otherwise. If the Participant is deemed on the date of such a Separation from Service to be a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company from time to time, or if none, the default methodology and procedure specified under Code Section 409A), then the vested balance of a Participant’s Deferral Account that is payable as a result of the Participant’s Separation from Service shall not be paid prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such Separation from Service of the Participant, and (B) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. In determining whether a Participant is subject to the delay hereinabove described, the transitional rules of Treas. Reg. § 1.409A-1(I)(6) shall be applied.
5.09    Change in Control.

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(a)    In the event of a Change in Control, the Board of Directors of the Company, with the approval of the Compensation Committee, may, but shall not be obligated to, 100% fully vest a Participant who has a Separation from Service as a result of the Change in Control in his or her Deferral Account as of the date of such Participant’s Separation from Service.
(b)    For Plan purposes, Change in Control shall have the same meaning as set forth in the equity plan maintained by Premier, Inc. and if there is more than one such plan, then the meaning set forth in the most recently adopted or amended equity plan shall apply. For avoidance of doubt, the treatment of awards under such equity plan or under any other plan or program shall not impact the Board’s decision whether to provide full vesting under the plan, which decision the Board may make in its sole and absolute discretion.
ARTICLE VI
Administration
6.01    Administrator. The Company shall be the Plan’s Administrator. The Board of Directors of the Company has delegated the authority to operate and administer the Plan to the Retirement Committee, which shall include the authority to interpret the Plan and adopt and enforce rules and regulations for its operation and administration. A member of the Retirement Committee may also be a Participant under the Plan but may not be involved with any matter relating to his or her own benefits under the Plan or any other financial interest he or she may have under the Plan.
6.02    Agents. In the administration of the Plan, the Company may from time to time employ agents and delegate to them such administrative duties as it sees fit.
6.03    Binding Effect. Any decision or action of the Company relating to the Plan shall be final, conclusive and binding upon all Participants, their Spouses and any other person having any interest in the Plan.
6.04    Claims Procedure. This Section 6.04 is based on final regulations issued by the Department of Labor and codified at 29 C.F.R. §2560.503-1. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail. For purposes of this Section 6.04, references to disability benefit claims are intended to describe claims made by Participants for benefits payable pursuant to Section 5.03, but only if and to the extent that such claims require an independent determination by the Company or such other delegate appointed by the Company that the Participant is or is not disabled within the meaning of Section 5.03. If the Company’s or such other delegate’s determination is based entirely on a disability determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a disability insurance policy covering the Participant, the Participant’s claim shall not be treated as a disability claim for purposes of the special provisions of this Section that apply to claims for which an independent determination of disability is required.
(a)    Initial Claim and Time Periods. A Participant or Beneficiary (“Claimant”) who desires to recover benefits due him or her under the Plan, enforce his or her rights under the terms of the Plan or clarify his or her rights to future benefits under the terms of the Plan (referred to in this Section as the “claim or “claims”) shall submit the claim in writing to

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the Retirement Committee. The Retirement Committee shall review the claim itself or appoint an individual or entity to review the claim. The Retirement Committee and any individual or entity appointed to review the claim (the “Claims Fiduciary”) has the sole power in its discretion (as described below) to determine the rights and eligibility of employees, Participants and Beneficiaries to their respective benefits under the Plan. Benefits under the Plan will be paid only if the Claims Fiduciary decides in its discretion that the applicant is entitled to them.
Any claim must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be two years beginning on:
(i)    for a claim with respect to any account balance, other benefit amount or other information, including, but not limited to, information regarding the Claimant, the date on which such information was first made available to the Claimant;
(ii)    for a claim with respect to any single Plan payment, or series of Plan payments, the date on which the single payment, or the first in the series of payments, was made; or
(iii)    for all other claims, the date on which the action complained of first occurred.
(b)    Benefit Claims That Do Not Require a Determination of Disability. If the claim is for a benefit other than a disability benefit, the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Retirement Committee or its delegate prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
(c)    Disability Benefit Claims. In the case of a benefits claim that requires an independent determination by the Plan of a Participant’s disability status, the Retirement Committee or other delegate shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Retirement Committee or its delegate needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the claim is received, of those circumstances and of when the Retirement Committee or other delegate expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Retirement Committee or other delegate, as applicable, notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a

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decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.
(d)    Manner and Content of Denial of Initial Claims. If the Retirement Committee or other delegate denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)    The specific reasons for the denial;
(ii)    A reference to the Plan provision or insurance contract provision upon which the denial is based;
(iii)    A description of any additional information or material that the Claimant must provide in order to perfect the claim;
(iv)    An explanation of why such additional material or information is necessary;
(v)    Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and
(vi)    A statement of the participant’s right to bring a civil action under ERISA §502(a) following a denial on review of the initial denial.
In addition, in the case of a denial of disability benefits on the basis of the Retirement Committee’s or its delegate’s independent determination of the Participant’s disability status, the Retirement Committee or its delegate, as applicable, will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

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(e)    Review Procedures.
(i)    Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s disability status, a request for review of a denied claim must be made in writing to the Retirement Committee or its delegate, as applicable, within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Retirement Committee’s or delegate’s receipt, as applicable, of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless whether the information was submitted or considered in the initial benefit determination.
(ii)    Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for disability benefits requires an independent determination of the Participant’s disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(1)
The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(2)
The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

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(3)
The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(4)
The decision on review will be made within forty-five (45) days after the Retirement Committee’s or delegate’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii)    Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Retirement Committee or appropriate other named fiduciary, as applicable, will give the Claimant, in writing or by electronic notification, a notice containing:

(1)	its decision;

(2)	the specific reasons for the decision;

(3)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

(4)
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(5)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA §502(a); and

(6)
if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(f)    Calculation of Time Periods. For purposes of the time periods specified in this Section 6.04, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim.

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If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
(g)    If a Claims Fiduciary does not make a decision on a claim or on a request for review of a denied claim within the appropriate time period, such claim or request for review, as the case may be, shall be deemed denied. The decision on a request for review shall be final and conclusive. A claimant may not bring a lawsuit on a claim under the Plan until he or she has exhausted the internal administrative claim process established under this Section 6.04 of the Plan. No action at law or in equity to recover under the Plan shall be commenced later than one year from the date a determination is made on the request for review or the expiration of the appeal decision period if no determination is issued.
ARTICLE VII
Amendment and Termination of the Plan
7.01    Amendment. The Board of Directors of the Company, subject to the approval of the Compensation Committee, may at any time, and from time to time, amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease any benefit accrued under the Plan as of the later of the Effective Date or date of adoption of such amendment.
7.02    Termination. The Board of Directors of the Company, subject to the approval of the Compensation Committee, may, at any time, in its sole discretion, terminate the Plan; provided, however, that no such termination shall be effective to decrease any benefit accrued under the Plan as of the date of such termination.
ARTICLE VIII
Miscellaneous
8.01    ERISA Exemption. The Plan will be maintained by the Employer primarily for the purpose of providing (a) deferred compensation for a select group of management or highly compensated employees and (b) an excess benefit plan for employees as defined in Section 3(36) of ERISA. Therefore, the Plan is intended to be exempt from Parts 2, 3 and 4 of the ERISA. It is further intended that the Plan will not cause the interest of a Participant in the Plan to be includable in his or her gross income prior to actual receipt of Plan benefits for purposes of the Code. If the Plan is held to be subject to Parts 2, 3 or 4 of ERISA or to create current taxation of Plan Participants under the Code by a federal court, and appeals from that holding are no longer timely or have been exhausted, the Plan shall terminate.
8.02    Unsecured Creditor. All amounts deferred or contributed under the Plan, all property and rights which may be purchased by a Participating Employer with such amounts and all income attributable to such amounts, property or rights shall remain solely the property and rights of such Participating Employer subject only to the claims of such Participating Employer’s general creditors. Further, it is understood that none of the Participating Employers are obligated hereby to establish a trust or to purchase any property or rights to support the promises made under

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the Plan. Each Participating Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of such Employer to pay money in the future.
8.03    Participant Obligation. To the extent permitted by the Regulations, if a distribution is to be made to a Participant at the time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer, then the Employer may reduce the distribution by the amount of the debt, obligation or other liability owed by the Participant to the Employer. Such determination shall be made by the Compensation Committee. The amount of the distribution to the Participant for federal income tax purposes shall be considered the full amount of the distribution that would have been paid and shall not be adjusted for the reduction. This provision shall be administered so that there is no change in the time and form of payment of a distribution to the Participant as a result of such reduction and in compliance with all of the requirements of the Regulations.
8.04    Non-Assignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the benefit payable under the Plan, or any part thereof, which are expressly declared to be unassignable and nontransferable. No part of the benefit shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgments, alimony, or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
8.05    Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Employer or any Related Entity and the Participant, and the Participant or his or her Beneficiary shall not have any rights against the Employer or any Related Entity except as may be otherwise specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the employ of the Employer or any Related Entity or to limit in any way the right of the Employer or a Related Entity to discipline or discharge the Participant at any time.
8.06    Cooperation. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, and by taking such other action as may be requested by the Employer.
8.07    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
8.08    Construction. Any mention of “Articles,” “Sections” and subdivisions thereof, unless stated specifically to the contrary, refers to Articles, Sections or subdivisions in the Plan. Headings of Articles, Sections and subsections are for convenient reference and if there is any conflict between such headings and the text of the Plan, the text will control. All references to statutory sections shall include the section as amended from time to time.

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8.09    Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Delaware.
8.10    Validity. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been a part hereof.
8.11    Notice. Any notice or filing required or permitted to be given to the administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
8.12    Successors. The provisions of the Plan shall be binding and inure to the benefit of the Employer and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of one or all of the Employer and successors of any such corporation or other business entity.
8.13    409A Compliance. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Code Section 409A and the Regulations, and shall be interpreted and operated consistent with such intent. If any ambiguity exists in the terms of the Plan, it shall be interpreted to be consistent with this purpose.
IN WITNESS WHEREOF, a duly authorized officer of Premier Healthcare Solutions, Inc. has executed this Plan on this ___ day of __________, 2014.
PREMIER HEALTHCARE SOLUTIONS, INC.

Date:__________________________    By:_______________________________                                 Allison Golding
                         Senior Director of Total Rewards

NGEDOCS: 2198500.6

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